International Version
REGAL REXNORD CORPORATION -- 2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

Replacement to Rexnord RSU Award

[Name]
[Address]

Dear _____________________:

You have been granted this award of Restricted Stock Units (an “Award”) under the Regal Rexnord Corporation 2018 Equity Incentive Plan (the “Plan”), having the following terms and conditions. This Award replaces your outstanding Rexnord Corporation (“Rexnord”) restricted stock unit award (the “Prior Award”) as required by the Employee Matters Agreement entered into by and between the Regal Beloit Corporation (currently, Regal Rexnord Corporation or the “Company”) and Rexnord in connection with the merger of a portion of Rexnord’s business with a Subsidiary of the Company.

Please note that: (1) the Grant Date below reflects the date that the Company issued this replacement Award and not the original grant date of the Prior Award, and (2) the number of Restricted Stock Units below is the original number from the Prior Award (as adjusted to reflect conversion to Company Shares). Some of the Restricted Stock Units may have already been settled under the Prior Award. To see the current number of Restricted Stock Units that have not been settled, please review your on-line account provided by the Company’s designated stock plan administrator.

For purposes of this Award, “Employer” means the Company or any Affiliate that employs you on the applicable date.
Grant Date:        __________, 20___
Number of Restricted
Stock Units:        __________________ (_______) Units

Vesting Schedule:    [Insert vesting schedule].

If your employment or service with the Employer terminates (voluntarily or involuntarily) before your Restricted Stock Units are 100% vested, then all nonvested Restricted Stock Units will be forfeited. For clarity, the foregoing provisions supersede Sections 13(a) through (e) of the Plan.

Notwithstanding anything in this Award or the Plan to the contrary, and for purposes of clarity, unless otherwise determined by the Administrator in its sole discretion, any termination of employment shall be effective as of the date your active employment ceases and shall not be extended by any statutory or common law notice of termination period.

Issuance of
Shares:    As soon as reasonably practicable after your Restricted Stock Units vest, the Company will issue to you a number of Shares equal to the number of Restricted Stock Units that have vested. In all events such settlement of any vested Restricted Stock Units shall occur no later than March 15 of the year following the year of vesting.

Change of Control:    Upon a Change of Control, this Award will be treated as provided in Appendix A to the Plan.

Transferability of
Shares:    By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.
4849-0170-8024.3

Rights as Shareholder;
Dividend Equivalent
Units:    You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until Shares are issued therefor upon vesting of the units. Accordingly, prior to Shares being issued to you upon vesting of the Restricted Stock Units, you may not exercise any voting rights and you will not be entitled to receive any dividends, dividend equivalent payments and other distributions paid with respect to any such Shares underlying the Restricted Stock Units.

    If, however, after this Award is issued by the Company and prior to the settlement date, both a record date and payment date with respect to a cash dividend (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs, then on the date that such dividend is paid to Company shareholders you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding RSUs hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional RSUs (determined by multiplying the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) which will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time, as the RSUs to which they are attributable.

Transferability of
Award:    Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Responsibility for
Taxes:    Regardless of any action the Company and/or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Furthermore, the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the subsequent sale of any Shares acquired pursuant to this Award and the receipt of any dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country between the date the Restricted Stock Units are granted and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

Tax Withholding:    Prior to the delivery of Shares upon vesting of the Restricted Stock Units, if your country of residence, country of employment, or any other country requires the withholding of Tax-Related Items, then you authorize the Company and/or the

Employer to withhold all applicable Tax-Related Items legally payable by you from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding otherwise deliverable whole Shares having an aggregate Fair Market Value equal to the aggregate Tax-Related Items required to be withheld determined as of the date the obligation to withhold or pay taxes arises in connection with the Restricted Stock Units; (b) withholding from the proceeds of the sale of Shares received upon vesting of the Restricted Stock Units an amount equal to the aggregate Tax-Related Items required to be withheld; or (c) requiring you (or your personal representative or beneficiary, as the case may be) to pay the aggregate Tax-Related Items required to be withheld to the Company or the Employer in cash.

    If the obligation for Tax-Related Items is satisfied by withholding a whole number of Shares as described herein, you shall be deemed to have been issued the full number of Shares subject to the Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Stock Units.

    In the event the withholding requirements are not satisfied, no Shares will be issued to you (or your personal representative or beneficiary, as the case may be) upon vesting of the Restricted Stock Units unless and until satisfactory arrangements (as determined by the Administrator) have been made by you with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such Restricted Stock Units. By accepting these Restricted Stock Units, you expressly consent to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the Restricted Stock Units and any Shares delivered in payment thereof are your sole responsibility.

Restricted Covenants:    By accepting this Award, you agree to the restrictive covenants and other provisions contained in the Appendix hereto.

Country-Specific
Addendum:    Notwithstanding any provision of this Award to the contrary, the Restricted Stock Units shall be subject to such special terms and conditions for your country or jurisdiction of residence (and country or jurisdiction of employment, if different), as the Administrator may determine in its sole discretion and which shall be set forth in an addendum to this Agreement (“Addendum”). Further, if you transfer your residence and/or employment to another country or jurisdiction reflected in an Addendum, any special terms and conditions for such country or jurisdiction will apply to you to the extent the Administrator determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Administrator may establish additional special terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of this Award.

Nature of Grant;
Award Value:    In accepting the Restricted Stock Units, you acknowledge and agree that:

•the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

•any modification, amendment, suspension or termination of the Plan shall not constitute a change or impairment of the terms and conditions of employment with your Employer;

•the grant of the Restricted Stock Units is a one-time benefit that is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;

•your participation in the Plan is voluntary;

•the Restricted Stock Units and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or the Employer and shall not interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to discharge you at any time for any reason whatsoever, with or without Cause (as permitted by law), except pursuant to an employment agreement, if any, between you and the Employer that is approved by the Board;

•unless otherwise agreed with the Company, the Restricted Stock Units and any Shares acquired upon settlement of the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Subsidiary or Affiliate:

•the Restricted Stock Units and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or Affiliates thereof;

•the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

•no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your employment (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the Restricted Stock Units, you agree not to institute any claim against the Company or the Employer;

•the Restricted Stock Units and the benefits evidenced by this Award do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

•neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement of the Restricted Stock Units; and

•you will have no entitlement to compensation or damages from the loss or diminution in value of this Award or from your forfeiture of this Award (whether or not as a result of termination of employment and whether or not the termination is in breach of contract or otherwise), and by accepting this Award, you irrevocably release the Company and the Employer from any such claim that may arise.

Conformity to Securities
Laws:            You acknowledge that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Award shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Private Placement:    If you are resident or employed outside of the United States, the grant of the Restricted Stock Units is not intended to be a public offering of securities in your country of residence (or country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities. You acknowledge that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Award shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Electronic Delivery:    The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

English Language:    If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award (including any applicable Addendum), the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units, be drawn up in English. If you received the Award, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Consent to Collection,
Processing and Transfer of

Personal Data:
The Company and the Employer hereby notify you of the following in relation to your Personal Data (as defined below) and the collection, processing and transfer of such Personal Data in relation to the grant of the Restricted Stock Units and your participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and the Employer collect, process, use, and hold certain personal information about you, including (but not limited to) your name, home address and telephone number, email address, date of birth, social security, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the Plan (for purposes of this Award, “Personal Data”). The Personal Data may be provided by you or collected, where lawful, from third parties, the Company or the Employer. The Company, 200 State Street, Beloit, Wisconsin USA 53511, and the Employer will each act as data controller/owner of this Personal Data and will process the Personal Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Personal Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Personal Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

The Company and Employer will transfer Personal Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer each may further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. When transferring Personal Data to these potential recipients, the Company and the Employer provide appropriate safeguards in accordance with the EU standard contractual clauses, the EU-U.S. Privacy Shield, or another legally binding and permissible arrangement in the EU or the country where you reside.

To the extent provided by local law, you may, at any time, have the right to request: access to Personal Data, rectification of Personal Data, erasure of

Personal Data, restriction of processing of Personal Data, and portability of Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as to refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant to you Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Compliance with the
Law:            If you are resident or employed outside of the United States, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consents to any and all actions taken by the Company and the Company’s Subsidiaries and Affiliates, as may be required to allow the Company and the Company’s Subsidiaries and Affiliates to comply with local laws, rules and/or regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

Insider Trading:        You acknowledge that, depending on your or the broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of Shares , rights to Stock (e.g., Restricted Stock Units) or rights linked to the value of Shares during such times that you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before he or she possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) ”tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.

Miscellaneous:        The Company reserves the right to impose other requirements on the
Restricted Stock Units, any Shares issued pursuant to the Restricted Stock Units, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.

As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.

The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.

This Award may be executed in counterparts.
Prospectus Delivery/
Access:    By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.

A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan. BY ACCEPTING THIS RESTRICTED STOCK UNIT AWARD THROUGH THE COMPANY’S ON-LINE GRANT PROCESS, YOU ACKNOWLEDGE THAT YOU HAVE READ AND AGREE TO THE PROVISIONS OF THIS AWARD, INCLUDING THE RESTRICTIVE COVENANTS APPENDIX AND THE ADDENDUM, AND THE PLAN.

REGAL REXNORD CORPORATION

By:
Name:     Louis V. Pinkham
Title: Chairman/CEO

APPENDIX
RESTRICTIVE COVENANTS

Reasonableness of Restrictions
You acknowledge that you have had and will continue to have access to Confidential Information (as defined in the section entitled “Non-Disclosure of Confidential Information” below), that such Confidential Information is of economic value to the Company and its Affiliates, that such Confidential Information would be of value to a competitor of the Company and/or one of its Affiliates in competing against the Company and/or one of its Affiliates, and that it would be unfair for you to exploit such Confidential Information for your personal benefit or for the benefit of a competitor. You further acknowledge that you have had and/or will have an opportunity to learn about, and develop relationships with, customers of the Company and/or its Affiliates and that the Company and its Affiliates have a legitimate interest in protecting relationships with such customers, and that it would be unfair for you to exploit information that you have learned about such customers and relationships which you have developed with such customers for your personal benefit or for the benefit of a competitor. You further acknowledge that the Company and its Affiliates currently market and sell products and services to customers throughout the world and that your job duties have included and/or will include contact with products that are marketed throughout the world and that the Confidential Information to which you have had and/or and will have access to, and your customer knowledge and contacts and relationships, would be of value to a competitor in competing against the Employer anywhere in the country in which you are employed. Accordingly, you acknowledge that the protections provided to the Company and its Affiliates in this Appendix are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that abiding by your obligations under this Appendix will not impose an undue hardship on you.

Restricted Services Obligation
For a period of two years following the end, for whatever reason, of your employment or service with the Employer, you agree not to directly or indirectly provide Restricted Services to any Competitor respecting its operations in the country in which you are employed. “Restricted Services” means services of any kind or character comparable to those that you provided to the Employer during the one year period preceding the end of your employment or service with the Employer. “Competitor” means any business located in the country in which you are employed which is engaged in the development and/or sale of any product line that is substantially similar to a product line sold by the Company or any of its Affiliates in the country in which you are employed for which the you had direct managerial responsibility during the last year of the term of your employment or service with the Company or any of its Affiliates in the country in which you are employed.

Customer Non-Solicitation
For a period of two years following the end, for whatever reason, of your employment or service with the Employer, you agree not to directly or indirectly attempt to sell or otherwise provide to any Restricted Customer any goods, products or services of the type or substantially similar to the type sold or otherwise provided by the Employer for which you were employed during the twelve months prior to termination of your employment or service. “Restricted Customer” means any individual or entity (i) for whom/which the Employer provided goods, products or services, and (ii) with whom/which you were the primary contact on behalf of the Employer during your last twelve months of employment or service or about whom/which you acquired non-public information during your last twelve months of employment or service that would be of benefit to you in selling or attempting to sell such goods, products or services in competition with the Employer.

Non-Solicitation of Employees
During the term of your employment or service with the Employer and for a period of one year thereafter, you shall not directly or indirectly encourage any employee of the Company or any of its Affiliates in the country in which you are employed and with whom you worked to terminate his or her employment with the Company or any such Affiliate or solicit such an individual for employment outside the Employer in a manner which would end or diminish that employee’s services to the Employer.

Non-Disparagement

During the term of your employment or service with the Employer and thereafter in perpetuity, you shall not knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, successors, directors, officers, customers or suppliers. The restrictions of this paragraph shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

Non-Disclosure of Confidential Information
You shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose, publish or otherwise misappropriate, or use for your benefit or the benefit of any Person, or deliver to any Person any Confidential Information (as defined herein) or trade secrets of the Company. “Confidential Information” means any document, record, notebook, computer program or similar repository of or containing, any confidential or proprietary information or trade secrets of or relating to the Employer, including, without limitation, information with respect to the Company’s or any of its Affiliate’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment. Confidential Information shall be defined to exclude information which is or becomes public knowledge through no fault of yours, or which was known to you before the start of your earliest relationship with the Employer, or which is otherwise not subject to protection under applicable law. Your obligations under this paragraph shall apply for so long as you continue in the employment of the Employer and for two years following the termination of such employment, for whatever reason, as to any Confidential Information that does not constitute a trade secret under applicable law. As to any Confidential Information that does constitute a trade secret under applicable law, you agree that your obligations under this paragraph shall apply for so long as the item qualifies as a trade secret.

You are advised that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event you file a lawsuit against the Company for retaliation by the Company against you for reporting a suspected violation of law, you have the right to provide trade secret information to your attorney and use the trade secret information in the court proceeding, although you must file any document containing the trade secret under seal and may do not disclose the trade secret, except pursuant to court order.
Return of Company Property
All correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or any of its Affiliates’ customers, business plans, marketing strategies, products or processes, whether confidential or not, is the property of the Company (the “Company Property”). Accordingly, upon your termination of employment for any reason, you shall promptly deliver to the Company all such Company Property, including any and all copies of any such Company Property, and shall not make any notes of or relating to any information contained in such Company Property. You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible. Make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

Injunctive Relief
You hereby acknowledge that a breach of the covenants contained in this Appendix will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you hereby agree that, in the event of any actual or threatened breach of any of the covenants contained in this Appendix, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, should the Company prevail in obtaining legal relief against you as related to a breach of the covenants contained in this Appendix, you shall indemnify the Company for reasonable costs and expenses, including, but not limited, to court costs and reasonable attorneys’ fees that the Company incurred pursuant to the enforcement of this Appendix.

Other Obligations
The obligations and restrictions set forth in this Appendix are in addition to and not in lieu of any obligations or restrictions imposed on you under any other agreement or any law or statute including, but not limited to, any obligations you may owe under any law governing trade sections, any common law duty of loyalty, or any fiduciary duty. No time or geographic restriction provided above shall affect the availability or scope of protection afforded to the Company’s trade secrets.

ADDENDUM
The Restricted Stock Units are subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Award. Pursuant to the section of the Award entitled “Country-Specific Addendum”, if you relocate your residency or employment to another country or jurisdiction reflected in the Addendum, the additional terms and conditions for such country or jurisdiction (if any) shall also apply to the Restricted Stock Units to the extent the Administrator determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations, or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Administrator may establish additional special terms and conditions as may be necessary or advisable to accommodate your transfer).
EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM

Data Privacy. The following provision replaces the section of the Award entitled “Consent to Collection, Processing and Transfer of Personal Data for Grantees Located Outside of the United States” in its entirety:
The Company, with its registered address at 200 State Street, Beloit, Wisconsin USA 53511, is the controller responsible for the processing of your personal data by the Company and the third parties noted below.

(a)Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personally-identifiable information about you for the legitimate purpose of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Restricted Stock Units, any other entitlement to Shares awarded, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer (“Personal Data”). In granting the Restricted Stock Units under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Process”) Personal Data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering equity awards and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under the Award and the Plan. Your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by accepting the Restricted Stock Units, you voluntarily acknowledge the Processing of your Personal Data as described herein.

(b)Stock Plan Administration Service Provider. The Company transfers Personal Data to UBS and Certent, both of which are independent service providers based, in relevant part, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving your Personal Data, UBS and Certent provide appropriate safeguards in accordance with the EU Standard Contractual Clauses. By accepting the Restricted Stock Units, you understand that the service provider will Process your Personal Data for the purposes of implementing, administering and managing your participation in the Plan.

(c)International Data Transfers to the Company. The Company is based in the United States, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States. When transferring your Personal Data to the United States, the

Company provides appropriate safeguards in accordance with the EU Standard Contractual Clauses, and other appropriate cross-border transfer solutions. You may request a copy of the appropriate safeguards with UBS or Certent or the Company by contacting his or her local human resources department.

(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. To the extent provided by law, you have the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding your rights or to exercise your rights, you may contact your local human resources department. You also have the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting your local human resources department in writing. Your provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to grant or administer Restricted Stock Units under the Plan, or grant other equity awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, you may contact your local human resources department in writing. You may also have the right to lodge a complaint with the relevant data protection supervisory authority.

BRAZIL
Labor Law Acknowledgment. You agree that (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the Restricted Stock Units, if any, is not part of your remuneration from employment.
CANADA
1.    Resale Restriction. You are permitted to sell Shares acquired upon settlement of the Restricted Stock Units through the designated broker appointed under the Plan, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of the stock exchange on which the shares are listed. The Shares are currently listed on the New York Stock Exchange.

2.    Use of English Language. You acknowledge and agree that it is your express wish that this Award, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

CHILE
Private Placement. The following provision shall replace the section of the Award entitled “ Private Placement”:
The grant of the Restricted Stock Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

(a)The starting date of the offer will be the Grant Date (as defined in the Agreement), and this offer conforms to General Ruling no. 336 of the Chilean Commission for the Financial Market;
(b)The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Commission for the Financial Market, and therefore such securities are not subject to its oversight;
(c)The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Commission for the Financial Market; and
(d)The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.
(a)La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “Grant Date”, según este término se define en el documento denominado “Award”) y esta oferta se acoge a la norma de Carácter General n° 336 de la Commission for the Financial Market Chilena;
(b)La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Superintendencia de Valores y Seguros Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;
(c)Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en chile información pública respecto de esos valores; y
(d)Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.
DENMARK

    Danish Stock Option Act. The Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”) applies only to “Employees” as defined in the Stock Option Act and is not applicable to members of a Danish company’s registered management. If the Stock Option Act applies, you acknowledge receipt of an “employer information statement” in Danish, which is being provided to comply with the Stock Option Act.

INDIA

    Repatriation Requirements. You agree to repatriate all sales proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Subsidiaries shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.
MEXICO

1.    Commercial Relationship. You expressly recognize that your participation in the Plan and the Company’s grant of the Restricted Stock Units does not constitute an employment relationship between you and the Company. You have been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and the Company’s Subsidiary in Mexico that employs you, and the Company’s Subsidiary in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan does not establish any rights between you and the Company’s Subsidiary in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s Subsidiary in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s Subsidiary in Mexico that employs you.

2.    Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Restricted Stock Units is an extraordinary item of compensation outside the scope of your employment contract, if any. The Restricted Stock Units are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs you.
NETHERLANDS
Waiver of Termination Rights. You waive any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) you ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.
SINGAPORE
Qualifying Person Exemption. The grant of Restricted Stock Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that, as a result, the Restricted Stock Units are subject to section 257 of the SFA and you will not be able to make: (a) any subsequent sale of the Shares underlying the Restricted Stock Units in Singapore; or (b) any offer of such subsequent sale of the Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.
UNITED KINGDOM

1.    Income Tax and Social Insurance Contribution Withholding. Without limitation to the section of the Award entitled “Responsibility for Taxes”, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in Article III of this Agreement.

2.    Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of a termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon the grant of the Restricted Stock Units, you shall be deemed irrevocably to have waived any such entitlement.